EXHIBIT 99.1
PRESS RELEASE OF REGISTRANT
DATED SEPTEMBER 22, 2005

EvergreenBancorp Announces 4-for-3 Stock Split

SEATTLE, WA – (MARKET WIRE) – September 22, 2005. The Board of Directors of EvergreenBancorp, Inc. (OTCBB: EVGG) has approved a 4-for-3 stock split upon the common stock of the company, President and CEO Gerald O. Hatler announced today.

On October 25, 2005, the Company will issue one additional share of its common stock for each three shares held by stockholders of record at the close of business on October 11, 2005. All fractional shares resulting from the stock split will be exchanged for cash based on the market value of the stock as of the record date.

“We feel the market opportunities for the Company are very good and believe that the stock split will help achieve greater liquidity for our stock in the marketplace. This stock split reflects our Board’s belief in the Company’s long-term growth, and rewards our loyal long-term investors.” said Hatler.

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region and offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; Health Savings Accounts (HSAs); financial planning and investment services; Internet banking; and merchant credit card processing services.

The EvergreenBank brand of caring, attentive, “once and done” customer service is one of the reasons customers remain loyal to the bank. Many have banked with EvergreenBank for 30 years or more. EvergreenBank operates six offices in Seattle, Bellevue, Lynnwood, and Federal Way. Visit www.evergreenbank.com to learn more.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.

CONTACTS:

EvergreenBancorp, Inc.
Bill Filer, Chief Financial Officer, 206-749-7350